EXHIBIT 2.2


                                AGREEMENT AND RELEASE

                  This Agreement and Release, entered into as of the 15th day of December, 1997, by and between Fisons plc, an English company ("Fisons"), on the one hand, and Thermo Instrument Systems Inc., a Delaware corporation ("Thermo"), and Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), on the other hand (all of whom are sometimes referred to as "parties").

                                       RECITALS


        A. The parties hereto have previously entered into an Amended and Restated Asset and Stock Purchase Agreement (the
        "Agreement"), dated as of March 29, 1996, pursuant to which Fisons sold a portion of its scientific instruments business to Thermo.

        B. Pursuant to Section 4.1 of the Agreement, which provides for a possible post-closing adjustment to the purchase price, Fisons in 1996 delivered to Thermo a draft closing balance sheet with respect to the business sold. Thereafter, Thermo asserted certain objections and other claims with respect to that draft closing balance sheet, which it claimed entitled it to a reduction in the purchase price, plus interest thereon. Subsequently, Thermo made certain other claims with respect to the resale to Fisons pursuant to Section 7.16 of the Agreement of certain accounts receivable. All such objections and claims are referred to herein as the "Asserted Claims".

        C. The parties desire to resolve the Asserted Claims amicably, without any admission of liability, on the terms and conditions set forth herein.

                                    AGREEMENT

             NOW, THEREFORE, Fisons, Thermo and Thermo Electron, in consideration of the foregoing and the mutual promises and obligations contained herein, and intending to be legally bound hereby, covenant and agree as follows:


                  1. In consideration of the terms hereof, the releases granted hereby and the other covenants herein, Fisons shall pay to Thermo the sum of TWENTY-FOUR MILLION FOUR HUNDRED FIFTY-SIX THOUSAND SEVEN HUNDRED EIGHTY-THREE British Pounds Sterling (BPS24,456,783) (collectively, the "Settlement Funds"), as set forth below by wire transfer to the following bank and account number:
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             Barclays Bank Plc

             London England


             Sort Code 20-00-00

             For: Thermo Instrument Systems Inc.

             Account Number xxxxxxxx

             Attention: North American Team

             The Settlement Funds are compromised of the following constituent amounts:


                  (a) 2,475,000 British Pounds Sterling, in respect of Claims (as defined below) relating to the matters provided for in
        Section 7.16 of the Agreement;

                  (b) 19,650,000 British Pounds Sterling, in respect of all other Claims (as defined below) released hereunder;

                  (c) 2,331,783 British Pounds Sterling, representing interest on the amount provided for in subparagraph (b) above.

             Fisons shall pay the Settlement Funds in full on January 2, 1998. The effectiveness of this Agreement and Release is conditioned upon Thermo's receipt of the Settlement Funds.

             2. 2.1 In consideration of the delivery of the Settlement Funds as set forth above in paragraph 1, each of Thermo and Thermo Electron does, for and on behalf of itself as well as all persons claiming by, through or under it (including without limitation all past, present and future parents, predecessors, successors, subsidiaries, affiliates and assigns, their respective past, present and future directors, officers, employees, agents, attorneys and insurers, and administrators thereof) (individually and collectively, "Releasors"), hereby irrevocably and unconditionally acknowledges complete satisfaction of, and does hereby remise, release and forever discharge Fisons, its past, present and future parents, predecessors, successors, subsidiaries, affiliates and assigns, their respective past, present and future directors, officers, shareholders, employees, agents, attorneys and insurers, and administrators thereof (including without limitation Rhone-Poulenc Rorer Inc.) (individually and collectively, "Releasees") of and from, any and all claims, demands, causes of action, suits, debts, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages and

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        judgments ("Claims") of any kind or nature whatsoever, in law or in equity, known or unknown, existing or contingent, suspected or unsuspected, within this or any jurisdiction, that it ever had or may have had or may now or hereafter have, arising from or relating to:

                  (a) any matter provided for in any one or more of the following Sections of the Agreement:

                       (i) Section 3.2(b) insofar as it relates to any liability for a warranty obligation released under paragraph 2.1(a)(iii) of this Agreement and Release or any liability for a product liability claim released under paragraph 2.1(a)(ii) of this Agreement and Release (and, for the avoidance of doubt, the release under this paragraph 2.1(a)(i) of this Agreement and Release shall not affect any Claim under such Section 3.2 (b) with respect to the lawsuit Biacore, AB and Biacore, Inc. v. Thermo Bioanalysis Corporation, U.S.D.C., D. Del, No. 97-274);


                       (ii) Section 3.2(f) insofar as it relates to any liability for a product liability claim asserted on or prior to the date hereof with respect to an occurrence after the Closing (as defined in the Agreement);

                       (iii) Section 3.2(j), except for any Claim under Section 3.2(j) with respect to the lawsuit The Purdue Frederick Company v. Fisons Instruments, Inc., and VG Laboratory Systems Limited, U.S.D.C., S.D.N.Y. No. 97 CV-0898;

                       (iv) Section 4.1;

                       (v) Section 5, except for the representations and warranties set forth therein that are identified in Section 11.3(c)(i) of the Agreement as surviving without time limit;

                       (vi) Section 7.16;


                       (vii) Section 11.1(a) insofar as it relates to representations and warranties with respect to which Claims are released hereunder;

                       (viii) Section 11.1(b) insofar as it relates to covenants or agreements with respect to which Claims are released hereunder;

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                       (ix) Section 11.1(c) insofar as it relates to
                       Excluded Liabilities (as defined in the Agreement) with respect to which Claims are released hereunder;

                       (x) Section 11.1(d) insofar as it relates to Excluded Company Liabilities (as defined in the Agreement) corresponding to the Excluded
                       Liabilities with respect to which Claims are released hereunder; and

                       (xi) all other Sections or portions thereof of the Agreement, except for the Sections and matters set forth below in paragraph 2.2 of this Agreement and Release; provided, however, that each Claim (other than an Asserted Claim or any Claim for a matter that is known to any Releasor as of the date hereof) arising from or relating to any matter provided for in any such other Sections of the Agreement shall be excluded from the release under this paragraph 2.1(a)(xi) to the extent the Losses (as defined in the Agreement) incurred or suffered by Thermo as a result of such Claim exceed ONE MILLION UNITED STATES DOLLARS (US $1,000,000); and provided further that in determining whether such threshold has been exceeded all Claims arising out of separate occurrences shall be treated as separate Claims except that Claims arising out of the same or similar circumstances or the same text of the Agreement shall be treated as a single Claim; and/or


                  (b) the Asserted Claims and/or the subject matter thereof.

                  2.2 The release under paragraph 2.1(a)(xi) of this Agreement and Release shall not extend to any one or more of the following Sections of the Agreement:

                  (a)  Sections 2.7; 2.8; 2.9; 3.2(a), (c), (d), (e),
                  (g), (h), (i), (k), (l), (m), and (n); 4.2; 4.3; 7.6;
                  7.7(a), (b) and (c); 7.8; 7.9; 7.10(b); 7.12; 7.13;
                  7.14; 7.15; 7.17; 7.19; 7.21; 7.23; 7.24; 11.1(e),( f),
                  (g) and (h); 11.3; 11.4; and 13;

                  (b) Sections 3.2(b), (f) and (j) insofar as they are excluded from the release under paragraphs 2.1(a)(i),
                  (ii) or (iii) of this Agreement and Release; and

                  (c) Sections 11.1(a), (b), (c) and (d) insofar as they relate to Claims that are excluded from the release


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                  hereunder pursuant to paragraph 2.1(a)(xi), 2.2(a) or
                  2.2(b) of this Agreement and Release.

             3. Each of Thermo and Thermo Electron understands and acknowledges that it is possible that unknown losses or claims exist or that the Asserted Claims may have been underestimated in amount or severity, and the parties explicitly took that into account in determining to enter into this Agreement and Release, and nonetheless bargained, with the knowledge of the possibility of such unknown claims to provide for a full accord, satisfaction and discharge of all such claims that are within the scope of the release provided hereunder. Consequently, each of Thermo and Thermo Electron expressly waives all rights under California Civil Code Section 1542, or any similar provision law. Section 1542 provides that:

                  " A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."


             4. Each of Thermo and Thermo Electron represents, warrants and covenants that there are not now pending and that it will not hereafter under any circumstances commence or prosecute any suit, action or proceeding or assert any claim against any of the Releasees with respect to any Claim released hereunder.

             5. Each of Thermo and Thermo Electron represents and warrants that:

                  (a) it has not heretofore assigned or transferred or purported to assign or transfer to any person or entity any Claim (or portion thereof or interest therein) released hereunder, and it shall indemnify, defend and hold the Releasees harmless from and against any and all claims based on or arising out of any such assignment or transfer, or purported assignment or transfer, of any such Claim or any portion thereof or interest therein;

                  (b) it has not been induced to execute this Agreement and Release by any warranty, representation, promise, covenant or agreement made by or on behalf of Releasees or any other person or entity, other than the payment of the Settlement Funds as described in paragraph 1 hereof;

                  (c) it has carefully read and understood the scope and effect of every provision of the Agreement and Release, it has consulted with counsel of its choice who has fully and completely explained to it the terms and

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                  provisions of this Agreement and Release and it has
                  executed this Agreement and Release voluntarily and intending to be legally bound hereby;

                  (d) it has full power and authority to execute and deliver this Agreement and Release and to perform its obligations hereunder in accordance with their terms;

                  (e) the execution and delivery of this Agreement and Release, and the performance by it of its obligations hereunder, have been duly authorized by all necessary corporate actions on its part;


                  (f) this Agreement and Release constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

             6. This Agreement and Release constitutes a full and complete compromise and settlement of all Claims released hereunder. In addition, Fisons acknowledges and agrees that this Agreement and Release constitutes a full and complete compromise and settlement of (i) the adjustments under Section 4.1 of the Agreement based on the Draft Closing Balance Sheet and the Closing Balance Sheet (as those terms are defined in the Agreement); and (ii) all of Fisons' rights and Thermo's obligations under Section 7.16 of the Agreement.

             7. Each of Thermo and Thermo Electron acknowledges that this Agreement and Release, the settlement reflected herein and the payment made pursuant hereto are the result of the compromise resolution of disputed claims and shall never be offered or construed as an admission of any liability of any Releasee, or an acknowledgment of the validity of any Claim released hereunder, or as evidence of any such matter. Releasees specifically deny any and all such liability or other responsibility to Releasors and the validity of any and all such Claims.

             8. This Agreement and Release and all of its covenants, agreements, representations, warranties, terms and conditions shall be binding upon and shall insure to the benefit of (1) the successors, heirs and assigns hereafter of each of the parties hereto, and (2) any persons and/or entities that acquire all or part of the assets of any of the parties hereto.

             9. No waiver or compromise of any default under or breach of this Agreement and Release or any indulgence granted with respect to the performance of any obligation hereunder shall constitute or be deemed to imply a waiver of (1) any subsequent breach of this Agreement and Release or (2) the strict performance of any further obligations hereunder.

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             10.  This Agreement and Release sets forth the entire
        agreement between the parties and fully supersedes any and all prior agreements, representations and understandings between the parties hereto pertaining to the subject matter hereof. No change, modification or addition, amendment or supplement to this Agreement and Release shall be valid unless set forth in writing and signed and dated by each and all of the parties hereto.

             11. This Agreement and Release shall be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of law).

             12. This Agreement and Release may be executed in separate counterparts.


             IN WITNESS WHEREOF, the parties have caused this Agreement and Release to be executed by their duly authorized representatives as of the date first set forth above.

        Fisons plc                    Thermo Instrument Systems Inc.

        By:    /s/ Guillaume Prache   By:    /s/ Earl R. Lewis

        Name:  Guillaume Prache       Name:  Earl R. Lewis

        Title: Sr. Vice President     Title: President
               and Chief Financial
               Officer



                                      Thermo Electron Corporation

                                      By:    /s/ Earl R. Lewis

                                      Name:  Earl R. Lewis


                                      Title: Vice President

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        RHONE-POULENC RORER

        RHONE-POULENC RORER INC.
        500 ARCOLA ROAD
        P.O. BOX 1200
        COLLEGEVILLE, PA 19426-0107
        TEL. 610-454-8000




                                           December 15, 1997

        Thermo Instrument Systems Inc.
        81 Wyman Street
        Waltham, MA 02251

             Re: Guarantee (the "Guarantee") of Rhone-Poulenc Rorer Inc. ("RPR"), dated March 29, 1996, with respect to Asset and Stock Purchase Agreement (the "Agreement") dated as of March 29, 1996 among Thermo Instrument Systems Inc., Thermo Electron Corporation and Fisons plc

        Gentlemen:

             This will confirm that RPR as Guarantor under the above-referenced Guarantee acknowledges and consents to the revisions to the Agreement made by the Agreement and Release, dared as of December 15, 1997, between Fisons plc, Thermo Instrument Systems Inc. and Thermo Electron Corporation.

                                           Very truly your,

                                           RHONE-POULENC RORER INC.


                                           By: /s/ Richard B. Young
                                                Richard B. Young
                                                Vice President